Exhibit 99.1

MONTAUK RENEWABLES, INC.

Incorporated in the United States of America

Company number: 85-3189583

NASDAQ share code: MNTK

JSE share code: MKR

ISIN: US61218C1036

(“Montauk Renewables” or the “Company”)

AUDITED CONSOLIDATED RESULTS

For the fiscal year ended 31 December 2021

Dollar amounts presented herein are in United States Dollars

			For the year ended 31 December	For the year ended 31 December	Percentage
SALIENT FEATURES			2021	2020	Change
Revenue	($	’000)	148 127	100 383	48%
EBITDA	($	’000)	25 430	25 063	1%
Headline (loss)/profit	($	’000)	(2 938)	3 823	(177%)
Basic (loss)/earnings per share		($)	(0.03)	0.03	(198%)
Headline (loss)/earnings per common share		($)	(0.02)	0.03	(176%)
Net asset value per common share		($)	1.29	1.13	14%

DECLARATION OF CASH DIVIDEND

The directors have resolved not to declare a final dividend to focus financial resources on the continued development of the Company’s operations portfolio.

USE OF NON-GAAP MEASURES

This report was prepared for the purpose of complying with the reporting requirements of the Johannesburg Stock Exchange and includes certain non-GAAP measures, such as headline earnings and headline earnings per common share, and related reconciliations.

Reconciliation of headline (loss) / earnings

	2021		2020
	Gross $’000	Net $’000	Gross $’000	Net $’000
Net (loss) / income attributable to common shareholders		(4 528)		4 603
Adjustments
Loss/(gains) on disposal of plant and equipment	822	649	(1 339)	(1 058)
Impairment of plant and equipment	1 191	941	—	—
Impairment of intangible assets	—	—	278	278
Headline (loss) / earnings		(2 938)		3 823
Basic and headline (loss) / earnings per common share (US Dollars)
(Loss) / earnings		(0.03)		0.03
Headline (loss) / earnings (3)		(0.02)		0.03
Weighted-average common shares outstanding (‘000)(1)(2)		141 015		140 663
Diluted (loss) / earnings per common share (US Dollars)
(Loss) / earnings (3)		(0.03)		0.03
Headline (loss) / earnings (3)		(0.02)		0.03
Weighted-average common shares outstanding for diluted earnings (‘000)(1)(2)(3)		144 913		141 058

(1)

The common share outstanding as of December 31, 2021 is as reported in the annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission on March 16, 2022.

(2)

On January 26, 2021, the Company closed its IPO. The pro forma adjustments give effect to per share data as if the IPO and associated transactions had occurred at the year ended December 31, 2020 using share amounts at the time of the IPO.

(3)	The December 31, 2021 per share indicators were determined by applying International Financial Reporting Standards.

DIRECTORS’ STATEMENT

This short-form announcement is the responsibility of the Company’s Board of Directors and is a summary of the information in the detailed financial results announcement.

The financial information is only a summary and does not contain full details of the financial results. Any investment decisions by investors and/or shareholders should be based on information contained in the full announcement, accessible from 16 March 2022, via the JSE link (https://senspdf.jse.co.za/documents/2022/jse/isse/MKR/YE21.pdf) or on the SEC’s website at (https://www.sec.gov/Archives/edgar/data/0001826600/000119312522077310/0001193125-22-077310-index.htm) The full announcement is also available at the Company’s registered office, the offices of the sponsor and may be requested at investor@montaukrenewables.com or MNTK@gatewayir.com free of charge to investors and/or shareholders, during office hours (09:00—17:00) from Mondays to Fridays.

16 March 2022

Directors: JA Copelyn (Chairman)*###, SF McClain (Chief Executive Officer)#, MH Ahmed*, TG Govender*###, MA Jacobson*##, J Cunningham*#, Y Shaik* ###

*	Non-executive; #United States of America; ##Australia; ### Republic of South Africa

Company secretary: J Ciroli

Registered office: 680 Andersen Drive, 5th Floor, Pittsburgh, PA 15220

Website: https://ir.montaukrenewables.com/

Sponsor:

Investec Bank Limited